SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*
                                             ---


                          PLATINUM SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  72764 R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages

                       Exhibit Index Contained on Page 15

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 2 of  17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       882,034  shares, of  which  717,806 shares  are  directly  owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 164,228 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International III, L.P.
            OWNED BY EACH                                  ("ICPI3").  ICM3 is the general partner of ICP3  and the investment
              REPORTING                                    general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           882,034 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              882,034 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              3.1%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 3 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,280,440  shares,  which shares  are  directly  owned  by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner of
             BENEFICIALLY                                  ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,280,440 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,280,440 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              4.5%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 4 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP MS Management, LLC ("ICP Management")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       6,990  shares,  which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund"). ICP Management is the
             BENEFICIALLY                                  general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           6,990 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                6,990 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 5 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       717,806  shares  are  directly  owned  by  ICP3.  Integral  Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           717,806 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              717,806 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                    [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.5%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 6 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       164,228  shares  are  directly  owned  by  ICP3.  Integral  Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           164,228 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              164,228 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.6%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 7 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,280,440  shares  are directly  owned  by  ICP4. Integral  Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,280,440 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,280,440 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              4.5%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72764R 10 5                                           13G        Page 8 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [ ]      (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       6,990 shares are directly  owned by Side Fund.  ICP MS  Management,
                SHARES                                     LLC is the investment general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           6,990 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                6,990 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).    NAME OF ISSUER:

              Platinum Software Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              195 Technology Drive
              Irvine, CA  92718-2402

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

              This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and ICP MS Management, LLC, a Delaware limited liability company ("ICP Management"). The principal business address of ICM3, ICM4 and ICP Management is 2750 Sand Hill Road, Menlo Park, California 94025.

              ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). ICP Management is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and ICP Management, this statement relates only to ICM3's, ICM4's and ICP Management's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, and Side Fund, and none of ICM3, ICM4, or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and ICP Management, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and ICP Management, respectively such that no single general partner of ICM3, ICM4 or ICP Management has voting and/or dispositive power of the Shares.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

              72764R105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]   Broker or dealer registered under Section 15 of the Exchange
                    Act.
         (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)  [ ]   Insurance  company as defined  in  Section  3(a)(19)  of the
                    Exchange Act.
         (d)  [ ]   Investment   company  registered  under  Section  8  of  the
                    Investment Company Act.
         (e)  [ ]   An   investment    adviser   in    accordance    with   Rule
                    13d-1(b)(1)(ii)(E);
         (f)  [ ]   An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)  [ ]   A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)  [ ]   A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act;
         (i)  [ ]   A church plan that is  excluded  from the  definition  of an investment  company under Section 3(c)(14) of the Investment
                    Company Act;
         (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A. Integral Capital Management III, L.P. ("ICM3")

            (a) Amount Beneficially Owned:  882,034
            (b) Percent of Class: 3.1%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: 882,034
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 882,034

         B. Integral Capital Management IV, LLC ("ICM4")

            (a) Amount Beneficially Owned:  1,280,440
            (b) Percent of Class: 4.5%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: 1,280,440
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:
                   1,280,440

         C. ICP MS Management, LLC ("ICP Management")

            (a) Amount Beneficially Owned: 6,990
            (b) Percent of Class: 0.02%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 6,990
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: 6,990


         D. Integral Capital Partners III, L.P.

            (a) Aggregate number of Shares owned: 717,806
            (b) Percentage: 2.5%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 717,806
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: 717,806


         E. Integral Capital Partners International III, L.P.

            (a) Aggregate number of Shares owned: 164,228
            (b) Percentage: 0.6%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 164,228
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: 164,228


         F. Integral Capital Partners IV, L.P.

            (a) Aggregate number of Shares owned: 1,280,440
            (b) Percentage: 4.5%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 1,280,440
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared  power  to  dispose  or  to  direct  the  disposition:
                   1,280,440


         G. Integral Capital Partners IV MS Side Fund, L.P.

            (a) Aggregate number of Shares owned: 6,990
            (b) Percentage: 0.02%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: 6,990
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: 6,990

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999

                            INTEGRAL CAPITAL MANAGEMENT III, L.P.


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner

                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                            ICP MS MANAGEMENT, LLC


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                            INTEGRAL CAPITAL PARTNERS III, L.P.

                            By Integral Capital Management III, L.P., its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                            INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                            By Integral Capital Management III, L.P., its Investment General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                            By Integral Capital Management IV, LLC,
                            its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager

                            INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                            By ICP MS Management, LLC,
                            its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager

                                  EXHIBIT INDEX


                                                                Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:        Agreement of Joint Filing                          16

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 11, 1999 containing the information required by Schedule 13G, for the 2,169,464 Shares of capital stock of Platinum Software Corporation held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  February 11, 1999

                            INTEGRAL CAPITAL MANAGEMENT III, L.P.


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                            ICP MS MANAGEMENT, LLC


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                            INTEGRAL CAPITAL PARTNERS III, L.P.

                            By Integral Capital Management III, L.P., its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner

                            INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                            By Integral Capital Management III, L.P., its Investment General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a General Partner


                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                            By Integral Capital Management IV, LLC,
                            its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager


                            INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                            By ICP MS Management, LLC,
                            its General Partner


                            By /s/ Pamela K. Hagenah
                               ----------------------------------
                                Pamela K. Hagenah
                                a Manager